EX-35.1
(logo) CHASE

SUBSERVICER COMPLIANCE STATEMENT

RE: HomeBanc Mortgage Trust 2007-1 Mortgage Pass-Through Certificates: This Pooling and Servicing Agreement, dated as of March 1, 2007 (this "Agreement" or this "Pooling and Servicing Agreement"), is by and among HMB Acceptance Corp., a Delaware corporation, as depositor (the "Depositor"), U.S. Bank National Association, as trustee (the "Trustee"), Wells Fargo Bank, N.A., as securities administrator (in such capacity, the "Securities Administrator") and master servicer (in such capacity, the "Master Servicer"), HomeBanc Mortgage Corporation, a Georgia corporation, as seller (in such capacity, the "Seller") and as servicer (in such capacity, the "Servicer") and Wilmington Trust Company, a Delaware banking corporation, as Delaware trustee (the "Delaware Trustee")

The undersigned, each a duly authorized officer of Chase Home Finance LLC ("CHF"), do hereby certify that:

(1) CHF is a Subservicer of JPMorgan Chase Bank, National Association (the "Subservicer" per the Mortgage Loan Subservicing Agreement, dated October 1,
2007) under the Agreement

(2) A review of the activities of CHF during the period from October 1, 2007 to December 3, 2007 and of the performance of CHF under the Agreement has been made under our supervision; and

(3) To the best of our knowledge, based on such review, CHF has fulfilled all its obligations under the Agreement in all material respects throughout such period.

Capitalized terms used but not defined herein shall have the meanings assigned in the Agreement.

Date: 02/28/2008

Chase Home Finance LLC,
as Subservicer

By: /s/ Kim Greaves
Name: Kim Greaves
Title: Senior Vice President
Servicing Manager

By: /s/ Jim Miller
Name: Jim Miller
Title: Senior Vice President
Default Servicing Manager